Exhibit 5.1

Hogan Lovells US LLP Columbia Square 555 Thirteenth Street, NW Washington, DC 20004 T +1 202 637 5600 F +1 202 637 5910 www.hoganlovells.com

March 28, 2016

Board of Directors

QTS Realty Trust, Inc.

12851 Foster Street

Overland Park, KS 66213

Ladies and Gentlemen:

We are acting as counsel to QTS Realty Trust, Inc., a Maryland corporation (the “Company”), in connection with its registration statement on Form S-3 (the “Registration Statement”), filed with the Securities and Exchange Commission relating to the proposed public offering of an unlimited amount of one or more series of the following securities of the Company: (i) shares of Class A common stock, $0.01 par value per share (the “Common Stock”), (ii) shares of preferred stock, $0.01 par value per share (the “Preferred Stock”), (iii) Preferred Stock represented by depositary receipts (the “Depositary Shares”), (iv) warrants to purchase Common Stock (the “Common Stock Warrants”), (v) warrants to purchase Preferred Stock (the “Preferred Stock Warrants”), (vi) warrants to purchase Depositary Shares (the “Depositary Shares Warrants,” and, together with the Common Stock Warrants and the Preferred Stock Warrants, the “Warrants”), and (vii) rights to purchase Common Stock (the “Rights” and, together with the Common Stock, Preferred Stock, Depository Shares and Warrants, the “Securities”), all of which may be sold from time to time and on a delayed or continuous basis, as set forth in the prospectus which forms a part of the Registration Statement, and as to be set forth in one or more supplements to the prospectus. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

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For purposes of this opinion letter, we have assumed that (i) the issuance, sale, amount and terms of any Securities of the Company to be offered from time to time will have been duly authorized and established by proper action of the board of directors of the Company or a duly authorized committee of such board (“Board Action”) consistent with the procedures and terms described in the Registration Statement and in accordance with the Company’s charter and bylaws and applicable Maryland corporate law, in a manner that does not violate any law, government or court-imposed order or restriction or agreement or instrument then binding on the Company or otherwise impair the legal or binding nature of the obligations represented by the applicable Securities; (ii) at the time of offer, issuance and sale of any Securities, the Registration Statement will have been declared effective under the Securities Act of 1933, as amended (the “Act”), and no stop order suspending its effectiveness will have been issued and remain in effect; (iii) any Warrants will be issued under one or more warrant agreements, each to be between the Company and a financial institution identified therein as a warrant agent; (iv) prior to any issuance of Preferred Stock or Depositary Shares, appropriate articles supplementary shall be filed for recordation with the Maryland State Department of Assessments and Taxation; (v) any Depositary Shares will be issued under one or more deposit agreements by the financial institution identified therein as a depositary, each deposit agreement to be between the Company and the financial institution identified therein as a depositary; (vi) any Rights will be issued under one or more rights agreements each to be between the Company and a financial institution identified therein as a rights agent; (vii) if being sold by the issuer thereof, the Securities will be delivered against payment of valid consideration therefor and in accordance with the terms of the applicable Board Action authorizing such sale and any applicable underwriting agreement or purchase agreement and as contemplated by the Registration Statement and/or the applicable prospectus supplement; (viii) the laws of the State of New York will be the governing law under any deposit agreement, warrant agreement or rights agreement; (ix) the Company will remain a Maryland corporation; and (x) the Securities will not be issued in violation of the ownership limit contained in the Company’s Articles of Amendment and Restatement.

To the extent that the obligations of the Company with respect to the Securities may be dependent upon such matters, we assume for purposes of this opinion that the other party under the warrant agreement for any Warrants, under the deposit agreement for any Depositary Shares, and under any rights agreement for any Rights, namely, the warrant agent, the rights agent or the depositary, respectively, is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that such other party is duly qualified to engage in the activities contemplated by such warrant agreement, rights agreement, or deposit agreement, as applicable; that such warrant agreement, rights agreement, or deposit agreement, as applicable, has been duly authorized, executed and delivered by the other party and constitutes the legal, valid and binding obligation of the other party enforceable against the other party in accordance with its terms; that such other party is in compliance with respect to performance of its obligations under such warrant agreement, rights agreement, or deposit agreement, as applicable, with all applicable laws and regulations; and that such other party has the requisite organizational and legal power and authority to perform its obligations under such warrant agreement, rights agreement, or deposit agreement, as applicable.

This opinion letter is based as to matters of law solely on the applicable provisions of the following, as currently in effect: (i) as to the opinions given in paragraphs (a) and (b), the Maryland General Corporation Law, as amended, and (ii) as to the opinions given in paragraphs (c), (d), (e), (f) and (g) applicable provisions of the laws of the State of New York (but not including any laws, statutes, ordinances, administrative decisions, rules or regulations of any political subdivision below the state level). We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations (and in particular, we express no opinion as to any effect that such other laws, statutes, ordinances, rules, or regulations may have on the opinions expressed herein).

Board of Directors QTS Realty Trust, Inc.	- 3 -	March 28, 2016

Based upon, subject to and limited by the foregoing, we are of the opinion that:

(a)          The Common Stock (including any Common Stock duly issued upon the exchange or conversion of Preferred Stock that are exchangeable for or convertible into Common Stock or upon the exercise of Common Stock Warrants or Rights and receipt by the Company of any additional consideration payable upon such conversion, exchange or exercise), upon due execution and delivery on behalf of the Company of certificates therefor, including global certificates, or the entry of the issuance thereof in the books and records of the Company, as the case may be, will be validly issued, fully paid and nonassessable.

(b)          The Preferred Stock (including any Preferred Stock represented by Depositary Shares or that are duly issued upon the exercise of Preferred Stock Warrants and receipt by the Company of any additional consideration payable upon such exercise), upon due execution and delivery on behalf of the Company of certificates therefor, including global certificates, or the entry of the issuance thereof in the books and records of the Company, as the case may be, will be validly issued, fully paid and nonassessable.

(c)          The depositary receipts evidencing the Depositary Shares, upon due execution and delivery of a deposit agreement relating thereto on behalf of the Company and the depositary named therein and due countersignature thereof and issuance against a deposit of duly authorized and validly issued Preferred Stock in accordance with the deposit agreement relating thereto, will be validly issued and entitle the holders thereof to the rights specified in such depositary receipts and deposit agreement.

(d)          The Common Stock Warrants, upon due execution and delivery of an equity warrant agreement relating thereto on behalf of the Company and the warrant agent named therein and due authentication of the Common Stock Warrants by such warrant agent, and upon due execution and delivery of the Common Stock Warrants on behalf of the Company, will constitute valid and binding obligations of the Company.

(e)          The Preferred Stock Warrants, upon due execution and delivery of an equity warrant agreement relating thereto on behalf of the Company and the warrant agent named therein and due authentication of the Preferred Stock Warrants by such warrant agent, and upon due execution and delivery of the Preferred Stock Warrants on behalf of the Company, will constitute valid and binding obligations of the Company.

(f)          The Depositary Share Warrants, upon due execution and delivery of a warrant agreement relating thereto on behalf of the Company and the warrant agent named therein and due authentication of the Depositary Share Warrants by such warrant agent, and upon due execution and delivery of the Depositary Share Warrants on behalf of the Company, will constitute valid and binding obligations of the Company.

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(g)          The Rights, upon due execution and delivery of a rights agreement relating thereto on behalf of the Company and the rights agent named therein and due authentication of the subscription rights certificates by such rights agent, and upon due execution and delivery of one or more subscription rights certificates on behalf of the Company, will constitute valid and binding obligations of the Company.

The opinions expressed in paragraphs (c), (d), (e), (f) and (g) above with respect to the valid and binding nature of obligations may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers) and by the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the Securities are considered in a proceeding in equity or at law).

This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.

Very truly yours,

/s/ Hogan Lovells US LLP

HOGAN LOVELLS US LLP